Exhibit 10.5

DigitalOcean Holdings, Inc.

Non-Employee Director Compensation Policy Amended and Effective as of: October 16, 2025

1.Introduction

Each member of the Board of Directors (the “Board”) of DigitalOcean Holdings, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (“Policy”) for his or her Board service.
This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.
2.Annual Cash Compensation

Commencing at the beginning of the first fiscal quarter following the closing of the initial public offering (the “IPO”) of the Company’s common stock (the “Common Stock”), each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment. The Company may establish a program pursuant to which Non-Employee Directors may elect to receive their retainers in shares of Common Stock rather than in cash.
(a)Annual Board Service Retainer:
a.All Eligible Directors: $50,000
b.Chair of Board or Lead Independent Director: Additional $25,000

(b)Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $10,000
b.Member of the Compensation Committee: $7,500
c.Member of the Nominating and Governance Committee: $5,000

(c) Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.Chair of the Audit Committee: $20,000
b.Chair of the Compensation Committee: $15,000
c.Chair of the Nominating and Governance Committee: $10,000

3.Equity Compensation

Each Non-Employee Director is eligible to receive the equity compensation set forth below. Equity awards are granted under the Company’s 2021 Equity Incentive Plan (the “Plan”).

(a)Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will be automatically granted a Restricted Stock Unit Award for Common Stock having a value of $400,000 based on the average Fair Market Value (as defined in the Plan) of the underlying Common Stock, calculated based on a multi-day average of the stock price over a trailing period as determined by the Company (the “Initial RSU”). Each Initial RSU will vest over three years, with one-third of the Initial RSU vesting on the first, second, and third anniversary of the date of grant.
(b)Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of the Company’s stockholders (“Annual Meeting”), each person who is then a Non-Employee Director will automatically receive a Restricted Stock Unit Award for Common Stock having a value of $200,000 based on the average Fair Market Value (as defined in the Plan) of the underlying Common Stock, calculated based on a multi-day average of the stock price over a trailing period as determined by the Company (the “Annual RSU”). Each Annual RSU will vest on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant.
(c)Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Corporate Transaction” (as defined in the Plan), any unvested Initial RSU or Annual RSU then held by such Non-Employee Director will become fully vested immediately prior to the closing of such Corporate Transaction.
(d)Remaining Terms. Each Restricted Stock Unit Award will be granted subject to the Company’s standard restricted stock unit grant notice and agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.
4.Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
5.Expenses

The Company will reimburse Non-Employee Directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Non-Employee Director timely submits appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.